LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010


Dear Ladies and Gentlemen:

        We are the predecessor independent registered public accounting firm for Microwave Filter Company Inc. (the Company). We have read the Company's disclosure set forth in Item 4.01, "Changes in Registrant's Certifying Accountant", of the Company's Current Report on Form 8-K/A dated on October 13, 2009 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.


Rotenberg & Co., LLP
Rochester, New York
October 13, 2009